EXHIBIT 99.3

PCHI SUCCESSFULLY COMPLETES FINANCIAL RESTRUCTURING PROCESS

Global Leader in All Things Celebration Emerges from Chapter 11 with Strengthened Financial Position and Optimized Party City Store Portfolio

WOODCLIFF LAKE, N.J., October 12, 2023 – Party City Holdco Inc. (“PCHI” or the “Company”), a global leader in the celebrations industry, announced today that it has completed its restructuring process and emerged from Chapter 11 financially stronger and well positioned for the future.

Through its restructuring, PCHI has substantially strengthened its capital structure by eliminating nearly $1 billion in debt, enhanced its liquidity, and optimized its Party City store portfolio by having negotiated improved lease terms and exited less productive stores. The Company will move forward with nearly 800 Party City locations nationwide.

“We are thrilled to celebrate the successful conclusion of our restructuring and the bright future that lies ahead for PCHI,” said Brad Weston, Chief Executive Officer of PCHI. “We have exited the process on stronger financial footing, and I am incredibly appreciative of the tremendous efforts made by our team to get us to where we are today. We also thank our retail and wholesale customers, suppliers, and landlords for their support, which was instrumental in achieving today’s positive outcome. Our team looks forward to continuing to deliver on our promise of making joy easy and to advancing PCHI’s extraordinary legacy as the go-to destination for all things celebration.”

In connection with today’s emergence, and having led the Company through its successful restructuring, Mr. Weston announced his intention to step down from his role as CEO, effective November 3, 2023, and transition leadership responsibility to Sean Thompson, currently the Company’s President and Chief Commercial Officer, as Interim CEO.

Mr. Weston added, “Based on all that has been accomplished over the last several years – strategically, operationally, and financially – PCHI has emerged with an excellent foundation in place to drive long-term growth. At this juncture, with the restructuring now behind us, the timing is right to pass the baton to Sean, who I’m confident will build on the significant strides that have been made as PCHI continues to expand its market leadership and enhance the customer experience.”

Under the Company’s Plan of Reorganization, which was approved by the U.S. Bankruptcy Court for the Southern District of Texas on September 6, 2023, PCHI has emerged with a new exit ABL facility of $562 million and a $75 million new money investment to fund go-forward operations and distributions under the Plan. The Company’s new shareholders include the members of the ad hoc group of holders (the “Ad Hoc Group”) of the Company’s prepetition senior secured first lien notes who supported the restructuring.

Additional Information

Court filings and other documents related to the Company’s completed financial restructuring are available at https://cases.ra.kroll.com/PCHI, by calling (888) 905-0493 (toll-free) or +1 (646) 440-4580 (international), or by emailing PCHIInquiries@ra.kroll.com.

Paul, Weiss, Rifkind, Wharton & Garrison LLP served as legal counsel, Moelis & Company LLC served as investment banker, AlixPartners, LLP served as financial advisor, and A&G Realty Partners served as real estate advisor to the Company.

Davis Polk & Wardwell LLP served as legal counsel and Lazard Frères & Co. served as investment banker to the Ad Hoc Group.

About Party City Holdco Inc.

Party City Holdco Inc. (PCHI) is a global leader in the celebrations industry, with its offerings spanning more than 70 countries around the world. PCHI is also the largest vertically integrated designer, manufacturer, distributor, and retailer of party goods in North America.

PCHI operates across multiple businesses within its Retail Division and Consumer Products Division. On the retail side, Party City (partycity.com) is the leading omnichannel retailer in the celebrations category, operating more than 800 company-owned stores, franchise stores, and Halloween City (halloweencity.com) seasonal pop-up stores. The Consumer Products Division includes design and manufacturing entities Amscan, an industry leader in celebration décor, tableware, costumes, and accessories, and Anagram, the global market leader in foil balloons.

PCHI is headquartered in Woodcliff Lake, N.J. with additional locations throughout the Americas and Asia.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Some of the forward-looking statements in this press release can be identified by the use of forward-looking terms such as “believes,” “expects,” “projects,” “forecasts,” “may,” “will,” “estimates,” “should,” “would,” “anticipates,” “plans” or other comparable terms. Forward-looking statements speak only as of the date they are made and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company does not undertake any obligation to publicly update any forward-looking statement, whether to reflect actual results of operations; changes in financial condition; changes in results of operations and liquidity, changes in general U.S. or international economic or industry conditions; changes in estimates, expectations or assumptions; or other circumstances, conditions, developments or events arising after the date of this press release. You should not rely on forward-looking statements as predictions of future events. The Company’s actual results may differ materially from those anticipated in these forward-looking statements as a result of certain risks and other factors, which could include the risk factors set forth in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. The Company therefore cautions readers against relying on these forward-looking statements. All forward-looking statements attributable to the Company or persons acting on the Company’s behalf are expressly qualified in their entirety by the foregoing cautionary statements.

Media Contact

Kekst CNC

Sherri L. Toub / Wendi Kopsick

PCHIMediaInquiries@kekstcnc.com

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